SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         AMENDMENT NO. 2 TO SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934(*)



                               Motient Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    619908304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

        [ ]       Rule 13d-1(b)

        [X]       Rule 13d-1(c)

        [ ]       Rule 13d-1(d)


----------
(*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 James G. Dinan
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  3,574,559 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                3,574,559 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,574,559 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Investment Limited
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Commonwealth of the Bahamas
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  1,421,747 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                1,421,747 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,421,747 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 2.7%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Capital Management L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  378,787 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                378,787 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 378,787 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.7%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Select L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  333,933 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                333,933 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 333,933 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Select Unit Trust
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  284,431 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                284,431 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 284,431 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.5%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Credit Opportunities Fund, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  536,906 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                536,906 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 536,906 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Offshore Investors Unit Trust
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  0 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                0 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Global Value Partners, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  379,242 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                379,242 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 379,242 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.7%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York/Green Capital Partners, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  90,000 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                90,000 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 90,000 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.2%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

ITEM 1(A).          NAME OF ISSUER:
                    --------------

                    MOTIENT CORPORATION


ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    -----------------------------------------------

                    10802 Parkridge Boulevard
                    Reston, VA  20191-5416
                    USA


ITEM 2.(A),         NAME OF PERSON FILING; ADDRESS
(B) AND (C)         OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
                    -----------------------------------------

         This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

          (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Member and holder of a controlling interest in Dinan Management, L.L.C. ("Dinan Management"), a New York limited liability company, York Select Domestic Holdings, LLC ("York Select Domestic Holdings"), a New York limited liability company, York Select Offshore Holdings, LLC ("York Select Offshore Holdings"), a New York limited liability company and York Credit Opportunities Domestic Holdings, LLC ("York Credit Opportunities Domestic Holdings"), formerly York Distressed Domestic Holdings, LLC, a New York limited liability company, York Global Value Holdings, LLC ("York Global Value Holdings"), a New York limited liability company and York Offshore Holdings, L.L.C. ("York Offshore Holdings"), a New York limited liability company. Dinan is the Senior Managing Member of YCM Domestic Holdings I, LLC, which is a Co-Managing Member of York/Green Domestic Holdings, LLC, a Delaware limited liability Company. Dinan is also a Director and holder of a controlling interest in York Offshore Holdings, Limited. ("York Offshore Limited"), a corporation of the Commonwealth of the Bahamas. Dinan is a citizen of the United States.

          (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

          (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

          (iv) York Select, L.P. ("York Select"), a Delaware limited partnership.

          (v) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

          (vi) York Credit Opportunities Fund, L.P. ("York Credit
               Opportunities"), a Delaware limited partnership.

          (vii) York Offshore Investors Unit Trust ("York Offshore Investors"), a trust organized under the laws of the Cayman Islands.

          (viii) York Global Value Partners, L.P. ("York Global Value"), a Delaware Limited Partnership.

          (ix) York/Green Capital Partners, L.P. ("York/Green"), a Delaware limited Partnership.

          York Offshore Limited is the investment manager of York Investment.

          Dinan Management is the General Partner of York Capital.

          York Select Domestic Holdings is the General Partner of York Select.

          York Select Offshore Holdings is the investment manager of York Select Trust.

         York Credit Opportunities Domestic Holdings is the investment manager of York Credit Opportunities.

         York Offshore Holdings is the investment manager of York Offshore Investors.

         York Global Value Holdings is the General Partner of York Global Value.

         York/Green Domestic Holdings, LLC is the General Partner of York/Green.

         Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the Chief Executive Officer and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.

ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                    -----------------------------------

         The address of each of Dinan, York Capital, York Select, York Global Value and York/Green is:

                             390 Park Avenue
                             15th Floor
                             New York, New York 10022

         The address of York Investment for purposes of this filing is:

                             York Investment Limited
                             c/o York Capital Management
                             390 Park Avenue
                             15th Floor
                             New York, New York 10022


         The address of York Select Trust for purposes of this filing is:

                             York Select Unit Trust
                             c/o York Capital Management
                             390 Park Avenue
                             15th Floor
                             New York, New York 10022


         The address of York Credit Opportunities for purposes of this filing is:

                             York Credit Opportunities Fund, L.P.
                             c/o York Capital Management
                             390 Park Avenue
                             15th Floor
                             New York, New York 10022

ITEM 2(D).          TITLE OF CLASS OF SECURITIES:
                    ---------------------------

                    Common Shares


ITEM 2(E).          CUSIP NUMBER:
                    -----------

                    619908304

ITEM 4.(A),
(B) AND (C)         OWNERSHIP.
                    ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (i)      Dinan
                  -----

                (a)      Amount beneficially owned: 3,574,559 shares.

                (b)      Percent of class: 6.9%.

                (c)      Number of shares as to which such person has:

                          (i)  Sole power to vote or direct the vote
                               3,574,559 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 3,574,559 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (ii)     York Investment
                  ---------------

                (a)      Amount beneficially owned: 1,421,747 shares.

                (b)      Percent of class: 2.7%.

                (c)      Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 1,421,747 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 1,421,747 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (iii)  York Capital
                ------------

                (a)   Amount beneficially owned: 378,787 shares.

                (b)   Percent of class: 0.7%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 378,787 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 378,787 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (iv)  York Select
               -----------

                (a)   Amount beneficially owned: 333,933 shares.

                (b)   Percent of class: 0.6%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 333,933 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 333,933 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (v)  York Select Trust
              -----------------

                (a)   Amount beneficially owned: 284,431 shares.

                (b)   Percent of class: 0.5%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 284,431 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 284,431 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (vi)   York Credit Opportunities
                -------------------------

                (a)   Amount beneficially owned: 536,906 shares.

                (b)   Percent of class: 1.0%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 536,906 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 536,906 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.


         (vii)  York Offshore Investors
                -----------------------

                (a)   Amount beneficially owned: 0 shares.

                (b)   Percent of class: 0%.

                (c)   Number of shares as to which such person has:

                          (i)  Sole power to vote or direct the vote 0 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 0 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.


          (viii) York Global Value
                 -----------------

                (a)   Amount beneficially owned: 379,242 shares.

                (b)   Percent of class: 0.7%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 379,242 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 379,242 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.


            (ix) York/Green
                 ----------

                (a)   Amount beneficially owned: 90,000 shares.

                (b)   Percent of class: 0.2%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 90,000 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 90,000 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.


         The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 51,545,502 Common Shares outstanding on December 31, 2004 plus 412,500 presently exercisable Warrants.

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON.
                    ------------------------------------------------

         The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10.            CERTIFICATION.
                    ------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2005



                                  /s/ James G. Dinan
                                  ---------------------------------------
                                  James G. Dinan

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  February 14, 2005



                                  YORK INVESTMENT LIMITED

                                  By: YORK OFFSHORE HOLDINGS LIMITED


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Director

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005



                                  YORK CAPITAL MANAGEMENT, L.P.

                                  By: DINAN MANAGEMENT, L.L.C.


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005



                                  YORK SELECT, L.P.

                                  By:    YORK SELECT DOMESTIC
                                         HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005



                                  YORK OFFSHORE INVESTORS UNIT TRUST

                                  By:    YORK OFFSHORE HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005



                                  YORK SELECT UNIT TRUST

                                  By:    YORK SELECT OFFSHORE
                                         HOLDINGS LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005



                                  YORK CREDIT OPPORTUNITIES FUND, L.P.

                                  By: YORK CREDIT OPPORTUNITIES
                                      DOMESTIC HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member



ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005



                                  YORK GLOBAL VALUE PARTNERS, L.P.

                                  By: YORK GLOBAL VALUE HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member


ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005



                                  YORK/GREEN CAPITAL PARTNERS, L.P.

                                  By: YORK/GREEN DOMESTIC HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member of
                                         YCM Domestic Holdings I, LLC

                                                                       EXHIBIT A

                            AGREEMENT OF JOINT FILING
                               MOTIENT CORPORATION
                      COMMON SHARES, $0.01 VALUE PER SHARE


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirms the agreement by and among the Group as to the joint filing on behalf of the Group of a Statement on
Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

         WITNESS WHEREOF, the undersigned hereby executes this Agreement as of this 14th day of February, 2005.



                                  YORK GLOBAL VALUE PARTNERS, L.P.

                                  By:    YORK GLOBAL VALUE HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member


                                  YORK/GREEN CAPITAL PARTNERS, L.P.

                                  By:    YORK/GREEN DOMESTIC HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member of
                                         YCM Domestic Holdings I, LLC